SECURITIES AND EXCHANGE COMMISSION
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LCA-VISION INC.

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LCA-VISION INC.
7840 Montgomery Road
Cincinnati, OH 45236

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 12, 2008

TO THE STOCKHOLDERS OF LCA-VISION INC.:

You are cordially invited to attend the Annual Meeting of Stockholders of LCA-Vision Inc. to be held on May 12, 2008 at 10:00 a.m. at The Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202, for the purpose of considering and acting on the following:

1)	Election of five directors to serve until the 2009 Annual Meeting

2)	Ratification of Ernst & Young LLP as auditors of the Company for the fiscal year ending December 31, 2008

3)	Transaction of such other business as may properly come before the meeting or any adjournment thereof

Stockholders of record at the close of business on March 17, 2008 will be entitled to vote at the meeting.

This year we are furnishing our proxy materials to our stockholders over the internet. You may read, print and download our annual report and proxy statement at the investor relations section of our website at www.lasikplus.com. On April 2, 2008, we mailed our stockholders a notice containing instructions on how to access our 2008 proxy statement and 2007 annual report, along with instructions on how to vote online. The notice also provides instruction on how you can request a paper copy of these documents if you desire.

By Order of the Board of Directors

Steven C. Straus
Chief Executive Officer

April 2, 2008

IMPORTANT

We urge you to vote your shares before the Annual Meeting, whether or not you plan to attend the meeting in person. You may vote via the internet or by requesting a proxy card to complete, sign and return by mail. If you do attend the meeting, you may vote personally on all matters which are considered. It is important that your shares be voted. In order to avoid the additional expense to the Company of further solicitation, we ask your cooperation in submitting your proxy promptly.

LCA-VISION INC.
7840 Montgomery Road
Cincinnati, OH 45236

PROXY STATEMENT

The Board of Directors of LCA-Vision Inc. is soliciting the proxy to vote your shares at the Annual Meeting of Stockholders to be held on May 12, 2008. We are providing this Proxy Statement and voting instructions to our stockholders at the investor relations section of our website at www.lasikplus.com. We mailed our stockholders a notice containing instructions on how to access our 2008 proxy statement and 2007 annual report on or about April 2, 2008.

OUTSTANDING VOTING SECURITIES

Each of the 18,497,164 shares of our common stock outstanding on March 17, 2008, the record date for this meeting, is entitled to one vote on all matters coming before the meeting. Only stockholders of record on our books at the close of business on March 17, 2008 will be entitled to vote at the meeting, either in person or by proxy.

PROXIES AND VOTING

The proxy card names two of our officers, Steven C. Straus and Alan H. Buckey, as the individuals who will vote your shares as you instruct when you vote by mail or the internet. If you submit a signed proxy without affirmatively designating how you wish it to be voted, Mr. Straus and Mr. Buckey will vote your shares in accordance with the recommendation of the Board of Directors or, if there is none, in accordance with their best judgment. If you grant a proxy, you may revoke it by giving written notice to our Secretary prior to the meeting, by giving us a later dated proxy by mail or internet or by voting in person at the meeting.

The affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting will be sufficient for the election of directors. Other matters will be determined by the affirmative vote of a majority of the shares present in person or represented by proxy. Abstentions will have the effect of negative votes. Shares not voted by brokers and other entities holding on behalf of beneficial owners will be deemed absent. We are soliciting proxies from our stockholders principally by mail, but we may also have our directors, officers and other regular employees solicit proxies in person or by telephone or other means. If these persons do assist in the proxy solicitation process, we will not compensate them over and above their regular salaries for doing so. We will reimburse brokers, banks and other record owners for their reasonable costs in forwarding materials to beneficial owners and obtaining voting instructions from those owners. We will pay all expenses relating to our solicitation of proxies.

ELECTION OF DIRECTORS

At the 2008 Annual Meeting, you will be asked to elect five directors to hold office until the 2009 Annual Meeting of Stockholders.

The Board of Directors currently is comprised of six members. All existing directors have been nominated by the Board of Directors for election at the Annual Meeting except Mr. Thomas G. Cody. Mr. Cody has informed the Board that he wishes to step down as a director effective May 12, 2008, immediately prior to the Annual Meeting. The Board, acting pursuant to authority granted to it under the Company’s by-laws, has voted to reduce the size of the Board to five members at this time and to consider at a later date whether to add one or more new members. Each of the nominees was recommended to the Board of Directors by the Nominating and Governance Committee of the Board. While we have no reason to believe that any nominee will, prior to the date of the meeting, become unable to serve if elected, if someone should, proxies will be voted for the election of any substitute nominee.

The governance guidelines and principles adopted by the Board of Directors require that any nominee for Director who receives a greater number of votes “withheld” from his election than votes “for” such election must tender his resignation for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee then will recommend to the Board the action to be taken with respect to such resignation.

The Board of Directors recommends that each nominee, described below, be elected to serve until the 2009 Annual Meeting or until his successor is elected and qualified.

William F. Bahl, age 57, is the co-founder and President of Bahl & Gaynor Investment Counsel, an independent registered investment adviser located in Cincinnati. Prior to founding Bahl & Gaynor in 1990, he served as Senior Vice President and Chief Investment Officer at Northern Trust Company in Chicago. Mr. Bahl is a director of Cincinnati Financial Corporation and serves as a trustee for the Talbert House Foundation, Deaconess Associations, Inc. and Hamilton County Parks Foundation. He is a member of the Cincinnati Society of Financial Analysts. He has served as a director of the Company since 2005.

John H. Gutfreund, age 78, is Senior Advisor of Collins Stewart LLC, an investment partnership for high-growth technology companies, a position he has held since January 2002. Since 1993, Mr. Gutfreund has also been the President of Gutfreund & Co. Inc., a financial management consulting firm. Formerly, Mr. Gutfreund was with Salomon Brothers from 1953-1991, most recently as its Chairman. Mr. Gutfreund is a director of AXES LLC, Evercel, Inc., and Montefiore Medical Center. He is chairman of the Board for Nutrition 21, Inc. He is an advisor to The Universal Bond Fund and member of The Brookings Institution, Council Advisory Committee in New York; member, Council on Foreign Relations; Lifetime Member, Board of Trustees, New York Public Library; Honorary Trustee, Oberlin (Ohio) College; and Chairman Emeritus and Member of the Board of Trustees, Aperture Foundation. He has served as a director of the Company since 1997.

John C. Hassan, age 65, has been a consultant to BSC Ventures, a holding company in the printing and converting industry, since November 2006. Prior to that, he had been the President and CEO of Champion Printing, Inc., a direct mail printing company, for more than 15 years. Previously, he was Vice President Marketing of the Drackett Company, a division of Bristol-Myers Squibb. He currently serves on the boards of the Ohio Graphics Arts Health Fund and the Madeira/Indian Hill Fire Company. He has served as a director of the Company since 1996.

Steven C. Straus, age 51, is Chief Executive Officer of LCA-Vision Inc. He joined the Company in that capacity in November 2006. Mr. Straus’ healthcare career has spanned three decades. Previously, Mr. Straus served in various capacities at MSO Medical, a bariatric surgery management company, from December 2003 through October 2006. Prior to joining MSO Medical, Mr. Straus was Chief Development Officer at Titan Health Corporation, an ambulatory surgery center company, from May 2003 to November 2003, and Vice President, General Manager of OR Partners, Ambulatory Surgery Center Division of TLC Vision Inc. from October 2001 through April 2003. Previously he was President of the Healthcare Products Group at Jordan Industries; Senior Vice President at Columbia/HCA and Medical Care, Inc. and served in several management capacities at Baxter Healthcare and American Hospital Supply Corporation. He has served as a director of the Company since November 2006.

E. Anthony Woods, age 67, has been non-executive Chairman of the Board of Directors of LCA-Vision Inc. since March 2006. Mr. Woods has been Chairman of Deaconess Associations, Inc. (Deaconess), a healthcare holding company, since 2003, and was previously President and Chief Executive Officer of Deaconess, from January 1987 through February 2003. Mr. Woods is also Chairman and Chief Executive Officer of SupportSource, a healthcare investment/consulting firm, a position he has held since February 2003. He is a director of Cincinnati Financial Corporation, Critical Homecare Solutions and Phoenix Health Systems. He has served as a director of the Company since 2004.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Governance, Meetings and Attendance at Meetings

The Board of Directors met nine times during 2007. During the year, four directors attended 100% of the total number of meetings of the Board of Directors and of all committees of the Board on which he served during the year. One director, Dr. Whiting, attended four of the six meetings of the Board of Directors prior to his resignation from the Board in August 2007. Dr. Whiting was not a member of any of the committees of the Board. All other directors attended more than 75% of the meetings of the Board of Directors and of all committees of the Board on which he served during the year. The Board of Directors has determined that Messrs. Bahl, Cody, Hassan, Gutfreund and Woods are “independent” directors as defined in the Marketplace Rules of The NASDAQ Stock Market.

The Board of Directors has adopted Board governance guidelines and principles that, together with the charters of the Board committees, provide the framework for corporate governance at LCA-Vision. The Company also has a Code of Business Conduct and Ethics that is applicable to all employees, including executive officers, as well as to directors to the extent relevant to their services as directors. The Company’s Board of Directors has three standing committees: Audit, Compensation, and Nominating and Governance. Each committee is comprised solely of directors who are “independent” as defined above. The Board has adopted a charter for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Code of Business Conduct and Ethics, Board governance guidelines and principles and committee charters are available on the Company’s website at www.lasikplus.com by clicking on “Investors” and “Corporate Governance.” You may request a copy of any of these documents to be mailed to you as described on the last page of this Proxy Statement. Any amendments to, or waivers from, the Code of Business Conduct and Ethics that apply to the Company’s principal executive and financial officers will be posted on the Company’s website.

The Company believes it is extremely important that its directors attend the Annual Meeting of Stockholders and expects them to do so each year, barring unforeseen circumstances. All of our directors attended the 2007 Annual Meeting.

Audit Committee

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the Company’s financial statements, internal controls over financial reporting and auditing, accounting and financial reporting process generally. The Audit Committee is responsible for the selection, compensation and oversight of the Company’s independent auditors and for the pre-approval of all audit and permitted non-audit services to be performed by the independent auditors. Among other things, the Committee meets with the independent auditors to review and discuss the adequacy and effectiveness of the Company’s internal controls and its disclosure controls and procedures; to review the Company’s significant accounting and reporting principles and practices; to discuss the auditors’ judgments on the quality of the Company’s accounting principles; and to discuss any management letters issued by the independent auditors. The Audit Committee also is responsible for receiving and investigating any complaints regarding questionable accounting or auditing matters and violations of the Company’s Code of Business Conduct and Ethics.

The Audit Committee held 11 meetings in 2007. At four of these meetings, the Committee met separately with members of the Company’s internal audit department and with the Company’s independent auditors. The current members of the Committee are Messrs. Hassan (Chair), Bahl, Cody and Woods. The Board of Directors has determined that each of Messrs. Hassan, Bahl and Woods qualify as an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission (SEC).

Audit Committee Report

In accordance with its written charter, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2007 with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

John C. Hassan (Chair)
William F. Bahl
Thomas G. Cody
E. Anthony Woods

Compensation Committee

The Compensation Committee consists of five independent directors of the Company. The current members are Messrs. Bahl (Chair), Cody, Gutfreund, Hassan and Woods. No member of the Committee has any interlocking relationship with the Company, as defined in applicable SEC rules and regulations. The Committee is responsible for developing and recommending the Company’s executive compensation principles, policies and programs to the Board of Directors. In addition, the Compensation Committee either determines or recommends to the Board of Directors on an annual basis the compensation to be paid to the chief executive officer and, with advice from the chief executive officer, determines the amount paid to each of the other executive officers of the Company. The principal responsibilities of the Compensation Committee include:

•	Review and approve corporate goals, objectives and compensation of the Company’s chief executive officer and evaluate his performance.

•	Determine, or recommend to the Board for determination, the compensation of the other executive officers of the Company.

•
Discharge responsibilities of the Board with respect to the Company’s incentive compensation plans and equity-based plans and oversee the activities of the individuals responsible for administering these plans.

•
Approve issuance or any material amendment of, any tax qualified, non-discriminatory employee benefit plan or parallel non-qualified plan pursuant to which a director, officer, employee or consultant will acquire restricted or unrestricted stock, performance units or options.

•
Approve issuances under, or any material amendment of, any stock incentive or other similar plan pursuant to which a person not previously an employee or director of the Company, as an inducement to the individual’s entering into employment with the Company, will acquire restricted or unrestricted stock, performance units or options.

The Compensation Committee met five times during 2007. The chief executive officer is not present during any voting or deliberations of the Committee regarding the chief executive officer’s compensation.

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee consisting of one or more members. During 2007, the Committee did not delegate any of its duties or responsibilities.

The Committee prepares and reviews with the Board an annual performance self-evaluation. The performance evaluation also includes recommending to the Board any improvements to the Committee’s charter deemed necessary or desirable by the Committee.

The Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. The authority to retain compensation consultants to assist in the evaluation of director, chief executive officer or other executive officer compensation is vested solely in the Committee. The Committee has utilized the services of CCA Strategies LLC. This consultant has provided information to the Committee on the types and amounts of compensation paid to executive officers by various comparator groups of public companies. This information was used by the Committee as described under “Compensation Discussion and Analysis.”

Nominating and Governance Committee

The Company’s Nominating and Governance Committee was established under and has the responsibilities set forth in its charter. During 2007, the Nominating and Governance Committee held four meetings. The current members of the Nominating and Governance Committee are Messrs. Cody (Chair), Bahl, Gutfreund and Hassan. The Board of Directors will select a new Chair of this Committee at a future Board meeting.

Responsibilities of the Nominating and Governance Committee include searching for and recommending qualified nominees for election to the Board; identifying Board members qualified to fill vacancies on Board committees; recommending to the full Board of Directors programs and procedures relating to the compensation, evaluation, retention, retirement and resignation of directors; reviewing and making recommendations to the Board to address stockholder resolutions; addressing Board performance; and reviewing the performance of senior management for purposes of management succession. The Nominating and Governance Committee has the authority to engage outside advisors at the Company’s expense. The Nominating and Governance Committee will consider, on at least an annual basis, whether the number of directors should be increased, remain the same or be decreased. To the extent vacancies on the Board exist, either as the result of a director not standing for re-election or resigning or as a result of an increase in the size of the Board, the Nominating and Governance Committee will seek candidates who are qualified to fill the vacancy. In evaluating candidates, the Nominating and Governance Committee will consider such qualifications as its members then deem of most benefit to the Company. Experience in the healthcare field is considered a valuable but not necessary qualification.

In identifying director candidates, the Nominating and Governance Committee expects to rely upon the experience of its own members along with recommendations that may be made by others, including the Company’s Chief Executive Officer and stockholders of the Company. Stockholders who wish to suggest possible candidates should direct their suggestions to the attention of the Company’s Assistant General Counsel, who will then forward the suggestions to the Nominating and Governance Committee unless he determines that the suggestions are frivolous or not made in good faith. Candidates suggested by stockholders should at a minimum meet the qualifications set forth above. Candidates suggested by stockholders will be considered on the same basis as those suggested to the Nominating and Governance Committee by other individuals. The Nominating and Governance Committee does not expect to consider candidates suggested by stockholders later than 120 days prior to the date of mailing its Proxy Statement for the Company’s next Annual Meeting of Stockholders. In 2007, the Company did not receive any recommendations for director nominations from stockholders owning more than 5% of the Company’s common stock.

EXECUTIVE OFFICERS

The current executive officers of the Company are Steven C. Straus, Chief Executive Officer; Alan H. Buckey, Executive Vice President of Finance and Chief Financial Officer; Michael J. Celebrezze, Senior Vice President of Finance and Treasurer; Stephen M. Jones, Senior Vice President of Human Resources; and James H. Brenner, Chief Marketing Officer. Information about Mr. Straus is given above under “Election of Directors.”

Alan H. Buckey, age 49, is Executive Vice President of Finance and Chief Financial Officer for LCA-Vision. He came to LCA-Vision from Pease Industries, a manufacturing company based in Fairfield, Ohio, where he served as Vice President, Finance from 1991 to February 2000. Prior to 1991, Mr. Buckey served as Chief Financial Officer of the Hilltop Companies, a contract laboratory research firm and as a senior manager with Ernst & Young’s Great Lakes Consulting Group. While at Ernst & Young, he served as acting Chief Financial Officer of a start-up laser surgery management company which was the predecessor of LCA-Vision. He joined LCA-Vision in March 2000 as its Vice President, Finance and became Executive Vice President in January 2001. Mr. Buckey is a graduate of Miami University and holds an M.B.A from the Wharton School, University of Pennsylvania. He is a Certified Public Accountant.

Michael J. Celebrezze, age 50, was named Senior Vice President of Finance and Treasurer on July 1, 2007. Michael came to LCA-Vision in July 2006 as Vice President of Finance and Treasurer from First Transit Inc., a national public transportation company with $400 million in revenue, where he served as Chief Financial Officer from June 2001 through June 2006. Prior to joining First Transit, he was employed for 17 years with APCOA/Standard Parking, where he held a variety of financial positions including Executive Vice President and Chief Financial Officer. Mr. Celebrezze holds a Certified Public Accounting designation in Ohio (inactive) and received a B.S. in Accounting from Kent State University and an M.B.A from John Carroll University.

Stephen M. Jones, age 55, is Senior Vice President of Human Resources for LCA-Vision. He came to LCA-Vision in May 2007 from The Kroger Company, where he was Vice President of Talent Management from June 2001 through May 2007. Prior to joining The Kroger Company, he was Principal and Practice Leader with the Performance and Rewards Practice of Mercer Consulting, the largest human resources consulting organization in the United States, from June 1993 through June 2001. Mr. Jones earned a B.A. in Biology from Brown University, and an M.B.A. in Health Administration from Widener University.

James H. Brenner, age 42, is Chief Marketing Officer for LCA-Vision. Jim came to LCA-Vision in May 2007 from Nautilus Inc., where he served as Vice President of Marketing from September 2004 through April 2007. Earlier in his career, he spent seven years at The Coca-Cola Company, from August 1997 through September 2004 in progressive assignments focused on driving growth of the Minute Maid brand globally. From June 1989 through August 1997, he served at The Quaker Oats Company in a variety of positions including marketing and engineering. Mr. Brenner earned a B.S. in Mechanical Engineering from Arizona State University and an M.B.A. in Marketing from the J. L. Kellogg Graduate School of Management at Northwestern University.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The undersigned members of the Compensation Committee of the Board of Directors of LCA-Vision Inc. during 2007 and currently have furnished the following report for inclusion in this Proxy Statement.

The Committee has reviewed and discussed the Compensation Discussion and Analysis presented below with the Company’s management. Based upon that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the Company’s 2008 Annual Meeting of Stockholders.

William F. Bahl (Chair)
Thomas G. Cody
John H. Gutfreund
John C. Hassan
E. Anthony Woods

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s compensation programs are designed to provide its executive officers with market-competitive salaries and the opportunity to earn incentive compensation related to performance expectations identified by the Compensation Committee of the Board. The objectives of the Company’s executive compensation program as developed by the Compensation Committee are to:

•
Provide a direct link between executive officer compensation and the interests of the Company’s stockholders by making a significant portion of executive officer compensation dependent upon the financial performance of the Company.

•	Support the achievement of the Company’s annual and long-term goals and objectives as determined annually by the Committee or the Board.

•	Provide opportunities for equity ownership based on competitive levels, corporate/segment performance, share price performance and share dilution considerations.

•	Provide compensation plans and arrangements that encourage the retention of better-performing executives.

Components and Philosophy of Executive Compensation

The Compensation Committee seeks to set total compensation for the Company’s executive officers at levels that are competitive with that paid to executives with similar levels of responsibilities at similarly-sized corporations that are deemed comparable to the Company. The Compensation Committee’s goal is to provide total compensation, assuming achievement of target performance measures for incentive compensation are met, that approximates the 50th percentile of the comparable companies and that approaches the 75th percentile of total compensation at such comparable companies if maximum performance measures are achieved.

In furtherance of this goal, the Compensation Committee’s compensation consultant prepared for the Committee’s review a list of comparable companies. Compensation for the named executive officers for 2007 was set by the Committee based on a comparator group developed during 2005 consisting of 41 companies selected from direct competitors, medical technology companies with similar market capitalization and high-growth retail and technology companies. This comparator group consisted of the following companies:

Alliance Imaging, Inc.	NovaMed, Inc.
Amsurg Corp.	Odyssey Healthcare, Inc.
Arthrocare Corporation	Option Care, Inc.
Biolase Technology, Inc.	OSI Systems, Inc.
Candela Corporation	PainCare Holdings, Inc.
Closure Medical Corporation	Palomar Medical Technologies, Inc.
CorVel Corporation	Pediatric Services of America, Inc.
DJ Orthopedics (DJO, Inc.)	Possis Medical, Inc.
Encore Medical Corporation	Psychiatric Solutions, Inc.
FARO Technologies, Inc.	Radiation Therapy Service, Inc.
First Cash Financial Services, Inc.	Regeneration Technologies, Inc.
Hanger Orthopedic Group, Inc.	SonoSite, Inc.
Horizon Health Corporation	Specialty Laboratories, Inc.
II VI Inc.	Symbion, Inc.
Kensey Nash Corporation	TLC Vision Corporation
LabOne, Inc.	U.S. Physical Therapy, Inc.
Laserscope	United Surgical Partners Int’l, Inc.
Measurement Specialties, Inc.	VistaCare, Inc.
Molecular Devices Corporation	VISX, Inc.
National Dentex Corporation	Zoll Medical Corporation
National Medical Health Card Systems, Inc.

In late 2007, the Committee’s compensation consultant worked with the Committee to develop a revised comparator group consisting of 25 companies selected from the above industries plus healthcare, hospitality, medical devices and retail. The new comparator group, which was used in the determination of compensation for 2008, was selected through an analysis of market value, revenue, net income and number of employees, and consists of the following:

Alliance Imaging, Inc.	PolyMedica Corporation
American Medical Systems Holdings, Inc.	Radiation Therapy Services, Inc.
AmSurg Corp.	Select Comfort Corporation
ArthroCare Corporation	SonoSite, Inc.
Books-A-Million, Inc.	Symbion, Inc.
Build-A-Bear Workshop, Inc.	Symmetry Medical, Inc.
California Pizza Kitchen, Inc.	TLC Vision Corporation
Hanger Orthopedic Group, Inc.	Tuesday Morning Corporation
Jos. A Bank Clothiers, Inc.	VCA Antech, Inc.
Meridian Bioscience, Inc.	Vital Images, Inc.
P.F. Chang’s China Bistro, Inc.	Vital Signs, Inc.
Palomar Medical Technologies, Inc.	Zoll Medical Corporation
Pediatric Services of America, Inc.

The Company is at the following percentiles of the new comparator group: market value, 62%; revenue, 31%; net income, 83%; and number of employees, 17%, in each case based upon year-end 2006 numbers.

Using the comparator group, the Committee’s compensation consultant advises the Committee as to the nature of the elements of compensation paid by the comparable companies and then calculates a market rate of compensation for each such element for each named executive officer’s position (which is essentially equal to the 50th percentile of the element of compensation paid by those companies).

The compensation of executive officers of the Company is, therefore, designed to be competitive with that paid by the comparable companies and includes three elements, namely (i) base salary, (ii) annual incentive cash bonuses, and (iii) long-term equity incentive compensation. Cash bonuses and long-term equity incentives (collectively, “Incentive Compensation”) represent a significant portion of an executive officer’s potential annual compensation. In general, the proportion of an executive officer’s compensation that is Incentive Compensation increases with the level of responsibility of the officer. Allocations by the Committee among the three elements of compensation are market based in order to enable the Company to attract and retain qualified employees and are intended to provide an appropriate salary to the Company’s executive officers while making the greater part of their compensation contingent on, and tied to, the Company’s performance. The allocation to annual incentive cash bonuses is intended to encourage and reward short-term success. The allocation to equity incentive compensation, in addition to encouraging and rewarding success over the performance period, is intended to tie the executive’s interest to the long-term success of the Company by giving the executive an equity interest in the Company.

The compensation program is designed to further the current strategic goals of the Company which are to increase stockholder value by focusing on improving operating results through increases in revenue coupled with operating efficiencies. Executive officers also receive various benefits generally available to all employees of the Company, such as a 401(k) plan and medical plans.

In setting annual and long-term Incentive Compensation goals and performance levels, the Committee intends to provide the executives a challenging yet reasonable opportunity to reach the threshold amount, while requiring substantial growth to reach the maximum level.

Base Salaries

The Compensation Committee seeks to set base salaries for the Company’s executive officers at levels that are competitive with the market rate for executives with similar roles and responsibilities at comparable companies, adjusted to reflect the performance of the individual executive officer. The

Committee has established a target range of 80% to 120% of median level. In setting annual salaries for individuals, the Compensation Committee first considers the market rate compensation paid for similar positions at companies in the comparator group as a benchmark forecast. It then considers individual performance of the executive measured against expectations. The Company has developed a performance development assessment designed to provide a consistent and efficient approach to evaluating performance. The assessment includes six success factors, namely growth through leadership, growth through management excellence, growth through people practices, growth through exceptional results, growth through patient/customer excellence and growth through personal commitment. Each executive officer is assessed on a scale of 1 to 5, with 1 being not applicable and 5 being exceptional performance, in a number of specific areas under each success factor. The performance development assessment includes both a self assessment and a reviewer/supervisor assessment. In the case of the chief executive officer, this latter assessment is provided by the Compensation Committee and the Chairman of the Board of Directors. With respect to the other named executive officers, the assessment is provided by the Chief Executive Officer or Chief Financial Officer.

The results of the performance development assessment are used by the Committee in setting the salary compensation of the Chief Executive Officer. In the case of the other named executive officers, the Committee receives advice from the Chief Executive Officer, but actual compensation decisions are made by the Committee. In each case, the decision is based upon the appropriate market rate salary adjusted subjectively by the Committee to reflect the results of the individual performance development assessment. Salaries paid to the Company’s named executive officers during 2007 are provided in the Summary Compensation Table. Differences between individual named executive officers reflect the above considerations and also the fact that some served as executive officers for only a portion of 2007. The base salaries of the Company’s named executive officers have been set at the following amounts for 2008: Steven C. Straus, $380,000; Alan H. Buckey, $291,870; Michael J. Celebrezze, $205,000; Stephen M. Jones, $214,900; and James H. Brenner, $255,000.

Annual Incentive Bonuses (Non-Equity Incentive Compensation)

The Company’s Executive Cash Bonus Plan establishes performance criteria for the payment of annual cash incentive bonuses to the Company's executive officers and such other additional employees as may be selected by the Compensation Committee from time to time. Bonus amounts are calculated as a percent of base salary at the end of the year based upon the extent to which threshold, target and maximum performance goals set annually by the Committee are achieved. Information on awards made for 2007 is provided elsewhere in this proxy statement under 2007 Grants of Plan Based Awards. The 2007 performance measure was pre-tax income. Based upon the Company’s 2007 performance, no cash bonuses were paid for 2007.

In late February and early March 2008, the Committee met to set cash incentive bonuses for 2008. The Committee set bonus levels for achieving the threshold, target and maximum performance for 2008 at 75%, 100% and 125% of base salary, respectively, for Steven Straus, with linear interpolation between those percentages. These levels were established in accordance with Mr. Straus’ employment agreement, which is described below. For the other named executive officers, the bonus levels for achieving threshold, target and maximum performance were set for 2008 at 20%, 40% and 60% of base salary, respectively. In each case, the bonus levels were determined by the Committee based upon advice from its compensation consultant and were chosen to be market based in order to enable the Company to attract and retain competent employees. The bonus levels for Mr. Straus also represented the results of arms length negotiations with him at the time of his employment in November 2006 as described under Basis for Chief Executive Compensation. The 2008 performance measure is operating income. The Committee may select one or more additional or different objective performance measures in the future.

Long-Term Equity Incentive Grants

The Company’s stock incentive plans authorize the Compensation Committee to award stock options and restricted stock to executive officers and other key employees. Stock incentive grants are designed to align the long-term interests of the Company’s key employees with those of its stockholders by enabling key employees to develop and maintain significant long-term equity ownership positions.

The value and number of stock incentives granted to an executive officer is market based, adjusted to reflect the executive’s level of performance and responsibility as reflected in the performance development assessment. The approach used by the Committee is similar to that used in setting salary compensation as described above.

For 2007, the Compensation Committee continued a long-term equity incentive program begun in 2006 under which a performance measure for each year is established, performance goals are set and threshold, target and maximum performance share award opportunities are made to the Company’s executive officers at the beginning of the year. Shares of restricted stock are to be issued to the executives early in the following year to the extent that the performance goals have been achieved. The restricted shares earned may not be sold by the holder until the third anniversary of the date on which the performance share award was granted and will be forfeited if the holder’s employment with the Company terminates before that date for any reason other than death or disability. Once issued, the restricted shares have voting and dividend rights during the restricted period. Information about grants made for 2007 is provided elsewhere in this proxy statement under 2007 Grants of Plan Based Awards. The performance measure for 2007 was pre-tax income. Based upon the Company’s 2007 performance, no restricted shares were earned for 2007.

In late February and early March 2008, the Compensation Committee established the terms for the 2008 program. Based upon market rate data developed for each named executive officer by the Committee’s compensation consultant, as adjusted subjectively to reflect the executive’s level of performance and responsibility as reflected in the performance development assessment and the importance attributed internally to different executive positions, the Committee established for each named executive officer a dollar value of target equity incentive compensation.

The Committee then considered the form in which equity consideration awards should be made for 2008.  In doing so, the Committee noted the uncertain economic conditions under which the Company was operating and the effect that external factors, such as consumer confidence and the overall economy, might have upon the Company’s results of operations. The Committee also noted that no incentive awards had been earned for 2007 and considered the resulting negative effect upon the Company’s ability to attract and retain qualified employees. Taking all of these factors into account, the Committee determined that equity incentive awards for 2008 should consist of performance share awards and time-based stock options. The Committee believed that this approach was appropriate in order to balance risk for the executives and requirements for stockholder return. The number of performance share awards was determined by dividing one-half of each named executive officer’s incentive award dollar figure by the fair market value of the Company’s common stock on the date of grant. The performance measure for 2008 will be operating income and the terms of the performance share awards essentially are the same as for 2007. The number of shares to be granted under options was calculated by multiplying the number of performance shares by three. The Committee felt that this was a reasonable allocation of value between performance shares and options based upon advice received from the Committee’s compensation consultant. The options are exercisable at fair market value on the date of grant, and will vest over five years and expire after 10 years.

Basis for Chief Executive Compensation

Effective November 2, 2006, Steven C. Straus was appointed Chief Executive Officer. Mr. Straus has an employment agreement with the Company dated November 1, 2006. The agreement was designed by the Compensation Committee in accordance with the principles described under “Components and Philosophy of Executive Compensation,” and, with advice from the Committee’s compensation consultant, was negotiated at arm’s length with Mr. Straus. The Committee believes that the terms of the Agreement are consistent with market provisions. The principal terms of the agreement are as follows:

•	Annualized salary of $350,000 for 2007, increased to $380,000 for 2008 by the Compensation Committee.

•
Participation in the Company’s Executive Cash Bonus Plan with a cash bonus target equal to 100% of his annual base salary. The threshold bonus will be 75% of his annual base salary and the maximum bonus will be 125% of his annual base salary. The target, threshold and maximum bonus goals for 2008 were established by the Compensation Committee on March 5, 2008.

•
Participation in the Company’s 2006 Stock Incentive Plan. Mr. Straus received time-based Restricted Share Units for 4,682 shares based upon the fair market value on the date of his employment and a Performance Share Award for 9,365 shares. Performance Shares were to be earned based on Company performance metrics for 2007 determined by the Compensation Committee. Based on the Company’s performance, no Performance Shares were earned for 2007. Mr. Straus’ Restricted Share Units will vest on November 2, 2009, the third anniversary of his date of employment.

•
Application of the Company’s standard Confidentiality Agreement, which provides that for a period of one year after termination of his employment with the Company, he will not render services, directly or indirectly, to any competing organization or solicit employees of the Company to join any competing organization.

The agreement has a one-year term that will be automatically renewed for successive one year periods, unless either the Company or Mr. Straus provides written notice to the other party not to so renew at least 120 days prior to the anniversary date.

Accounting and Tax Treatments of Executive Compensation

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code prohibits the Company from taking an income tax deduction for any compensation in excess of $1 million per year paid to its Chief Executive Officer or any of its other four most-highly compensated executive officers, unless the compensation qualifies as “performance-based” pay under a plan approved by stockholders. The Company’s long-term stock incentive plans were approved by stockholders, and are intended to qualify as performance-based compensation and be fully deductible by the Company. The Company’s annual cash bonus plan has not been approved by stockholders and does not so qualify.

Stock-Based Compensation Accounting. On January 1, 2006, the Company adopted SFAS 123(R), which resulted in recognition of stock-based awards granted on or after that date as stock-based compensation expense over the period from the grant date to the date the employee is no longer required to provide service to earn the award, which could be immediately in the case of retirement-eligible employees. The Compensation Committee considers the accounting treatment in its decisions to make stock-based awards and specifically option grants.

Review of Past Awards

When evaluating the current year compensation awards, the Compensation Committee reviews awards made in prior years in addition to benchmark data from comparable companies.

Adjustment or Recovery of Awards

Under the 2006 Stock Incentive Plan, if at any time within one year after the date on which a participant exercised an option or on which Restricted Stock vests, the Committee determines in its discretion that the Company or a Subsidiary has been materially harmed by the participant, then any gain realized by the participant shall be paid by the participant to the Company upon notice from the Company.

Timing of Grants

The Company has not timed, and does not intend to time, its release of material non-public information for the purpose of affecting the value of executive compensation. The current policy of the Compensation Committee is grants of options or restricted stock for all employees, including executive officers, will be approved during, or pre-approved with an effective grant date during, a trading “window period,” which the Company defines as a period beginning on the third day following release of its quarterly financial results and ending 15 days before the end of the next fiscal quarter. If the Company is in possession of material non-public information at the time of any proposed grant, action may be deferred until the information has been made public. Restricted stock grants to newly appointed or newly promoted executive officers will be effective on the date approved by the Compensation Committee (or, if later, the first day of employment).

EXECUTIVE COMPENSATION

Summary

The following table summarizes the annual compensation of our Principal Executive Officer and of each of our other executive officers (the "named executives") for services rendered to the Company in all capacities in 2007 and 2006 for years that the officers were named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (5)	Option Awards ($) (6)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Steven C. Straus (1)	2007	$350,000	$61,892	$-	$-	$196,843	(7)	$608,735
Chief Executive Officer	2006	$70,833	$8,612	$-	$-	$-		$79,445

Alan H. Buckey	2007	$282,000	$121,070	$176,454	$-	$4,942	(8)	$584,466
Executive Vice President of	2006	$270,000	$102,096	$216,727	$115,627	$1,000		$705,450
Finance and Chief Financial
Officer

Michael J. Celebrezze (2) Senior Vice President of Finance and Treasurer	2007	$190,000	$7,533	$-	$26,250	$6,750	(8)	$230,533

Stephen M. Jones (3) Senior Vice President of Human Resources	2007	$140,000	$-	$-	$-	$3,500	(8)	$143,500

James H. Brenner (4) Chief Marketing Officer	2007	$166,667	$-	$-	$-	$178,960	(9)	$345,627

(1)	Mr. Straus began his employment with the Company on November 1, 2006.
(2)
Mr. Celebrezze began his employment with the Company on July 17, 2006 and was named an executive officer on August 21, 2007. The incentive compensation earned in 2007 was related to service provided prior to becoming an executive officer.

(3)	Mr. Jones began his employment with the Company on May 1, 2007 and was named an executive officer on August 21, 2007.
(4)	Mr. Brenner began his employment with the Company on May 1, 2007 and was named an executive officer on August 21, 2007.
(5)
The Long Term Incentive Grants section under Compensation Discussion and Analysis describes the equity awards granted to the named executives. Represents expense recognized in accordance with SFAS 123 (R) as described in Note 1 of the audited financial statements included in the Form 10-K filed on February 28, 2008.

(6)
Represents expense recognized in accordance with SFAS123 (R) for stock options issued prior to January 1, 2007 but not vested as of January 1, 2007. No stock options were granted in 2006 or 2007. Refer to the Outstanding Equity Awards at Fiscal Year-End table for details of outstanding stock options for named executives. The fair value of each stock option is estimated using the Black-Scholes option pricing model using the assumptions in the following table. Expected volatility is based on a blend of implied and historical volatility of our common stock. We use historical data on exercises of stock options and other factors to estimate the expected term of the share-based payments granted. The risk-free rate is based on the U.S. Treasury yield curve in effect at the date of grant. The expected life of the options is based on historical data and is not necessarily indicative of exercise patterns that may occur.

(7)	401(k) match of $6,750, moving cost reimbursement of $138,190, tax gross-up for relocation expense of $51,903.
(8)	401(k) match.
(9)	401(k) match of $1,250, moving cost reimbursement of $134,039, tax gross-up for relocation expense of $43,671.

The fair value of each common stock option granted during 2005, 2004 and 2003 was estimated using the following weighted-average assumptions:

	2005	2004	2003
Dividend yield	1.0 - 1.2%	1.2%	0%
Expected volatility	77 - 93%	52 - 91%	89 - 97%
Risk-free interest rate	3.28 - 4.33%	1.52 - 3.48%	1.44 - 3.21%
Expected lives (in years)	2 - 5	2 - 5	2 - 5

Plan-Based Compensation

The following table summarizes the programs under which grants of cash or equity-based compensation were available to the named executives in 2007. No amounts were earned under these programs for 2007.

2007 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards ($)
Alan H. Buckey	3/2/2007	$56,400	$112,800	$169,200	4,000	8,000	12,000	$335,920

Michael J. Celebrezze	3/2/2007	$41,000	$82,000	$123,000	2,000	4,000	6,000	$167,960

Stephen M. Jones (3)	5/1/2007	$42,000	$84,000	$126,000	2,500	5,000	7,500	$211,750

James H. Brenner (3)	5/1/2007	$50,000	$100,000	$150,000	2,667	5,333	8,000	$225,853

(1)	Awards under the Company's Executive Cash Bonus Plan. See "Compensation Discussion and Analysis" for a discussion of the plan.
(2)	Awards under the Company's 2006 Stock Incentive Plan. See "Compensation Discussion and Analysis" for a discussion of the plan.
(3)	Mr. Jones and Mr. Brenner were hired on May 1, 2007 and the plan-based awards were provided on a pro rata basis using an 8/12 proration.

The following table details information on outstanding equity-based compensation awards for the named executives as of December 31, 2007.

Outstanding Equity Awards at Fiscal 2007 Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (6)
Steven C. Straus	-	-		-			4,682	(1)	$93,500	6,275	$125,312

Alan H. Buckey	7,650			-	$5.92	6/27/2013	8,565	(2)	$171,043	4,000	$79,880
	15,000				$12.19	12/9/2013
	31,501	21,000	(3)		$16.60	9/10/2014
	22,500	15,000	(4)		$16.57	9/10/2014
	76,651	36,000

Michael J. Celebrezze	-	-		-			333	(5)	$6,650	2,000	$39,940

Stephen M. Jones	-	-		-			-		-	2,500	$49,925

James H. Brenner	-	-		-			-		-	2,667	$53,260

Vesting Schedule

(1) Steven C. Straus
11/2/2009	4,682

(2) (3) (4) Alan H. Buckey
9/10/2008	-	10,500		7,500
3/2/2009	8,565	-		-
9/10/2009	-	10,500		7,500
	8,565	21,000		15,000

(5) Michael J. Celebrezze
7/17/2008	167
7/17/2009	166
	333

(6)	Based on threshold awards under the Company's Long Term Equity Incentive Plan. No amounts were earned or paid under this plan for 2007 performance. See "Compensation Discussion and Analysis."

The following table summarizes the value to the named executives of stock options exercised or restricted awards vested during 2007. The stock award value realized on vesting was calculated by multiplying the number of shares by the market value on the vesting date.

2007 Option Exercises and Stock Vested

Stock Awards
Number of
	Shares	Value
	Acquired	Realized
	on Vesting	on Vesting
Name	(#)	($)
Steven C. Straus	-	-

Alan H. Buckey	-	-

Michael J. Celebrezze	167	$8,246

Stephen M. Jones	-	-

James H. Brenner	-	-

Nonqualified Deferred Compensation

The Company offers a non-qualified deferred compensation plan. Eligible participants include all surgeons, whether employees or independent contractors of LCA-Vision or employees or independent contractors of Professional Corporations that are affiliated with LCA-Vision. Eligible participants also include other employees of LCA-Vision with annual base compensation for such year equal to or exceeding $120,000. The Company has not provided any match to the participant deferral. None of the named executive officers participated in the deferred compensation plan in 2007.

Potential Post-Employment Payments

Under the terms of Mr. Straus’ employment agreement, in the event the Company terminates Mr. Straus’ employment without Cause (Cause is described as a conviction of a felony involving theft or moral turpitude or willful failure to perform duties) or he terminates his employment for Good Reason (Good Reason is described as a material reduction of title, authority, duties or responsibilities, relocation more than 35 miles from the Company’s headquarters in Cincinnati, Ohio, reduction of base salary or bonus percentage, material breach of the Company’s obligations, or removal from or failure to be elected to the board of directors), or his employment terminates upon the expiration of any one-year employment term as a result of a Company notice to him of non-renewal of the employment term or his employment terminates due to death or disability, he will be entitled to the following severance and benefits in addition to any then-accrued and unpaid compensation and benefits from the Company: (i) continuation of base salary, payable monthly, for 12 months following termination, (ii) continuation of health, dental and vision benefits for 12 months with premiums charged to him at active employee rates, (iii) in the case of any such termination occurring after the sixth complete month of the fiscal year of termination, a bonus under the Executive Cash Bonus Plan for the year of termination in an amount based on actual performance for the year (provided all subjective individual performance measures will be deemed satisfied), pro-rated for the fraction of the year during which he was employed, and payable when annual bonuses are paid to other senior executives, (iv) all of his time-based Restricted Share Units will vest in full and all of his Performance Share Awards will vest pro rata (and treated as having been earned at a target level of performance if the performance period is not then completed) based on the ratio of the number of days employed from the date of grant to the number of days constituting the vesting period. In the event of a Change of Control (Change of Control is described as any “person” becoming the “beneficial owner,” directly or indirectly, of 20% or more of the total voting power of all of the Company’s voting securities then outstanding and the acquisition of such beneficial ownership was not pre-approved by at least a majority of the directors of the Company; at any date the individuals who constituted the Company’s Board at the beginning of the two-year period immediately preceding such date (together with any new directors whose election by the Company’s Board, or whose nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the directors then in office; or immediately after a transaction involving the Company, the voting shares of the Company outstanding immediately prior to such transaction do not represent more than 50% of the total voting power of the voting securities of the Company or surviving or acquiring entity or any parent thereof outstanding immediately after such transaction), all of his time-based Restricted Share Units will vest in full and all of his Performance Share Awards will be treated as earned at target (if the performance period is not then completed) and will vest in full. All of the foregoing payments are subject to downward adjustment to avoid the application of certain excise taxes.

In connection with his employment agreement, Mr. Straus also entered into a Confidentiality, Inventions and Non-competition Agreement with the Company that includes, among other provisions, an agreement not to compete with the Company in the United States or in foreign countries where the Company markets its products or services for a period of one year after his termination of employment.

The Company’s Stock Incentive Plans contain change of control provisions that provide that under certain conditions all unvested stock options and grants become fully vested immediately.

Mr. Brenner and Mr. Jones’ offer letters include language that provides that in the event the Company terminates their employment for any reason other than cause, the Company will pay 12 months of base salary over a twelve-month period and will maintain their benefits, linked to continued adherence with Confidentiality, Inventions and Non-competition Agreements. The Compensation Committee is considering establishing other change-in-control or severance arrangements with the Company’s executive officers, but no decisions have been made at this time. The Committee is being advised by its compensation consultant and any such arrangements will be designed to be market competitive with those offered by the companies in the comparator group previously discussed.

The following table summarizes potential post-employment compensation based on an assumption that a triggering event took place on December 31, 2007 and using the $19.97 per share closing price for the common stock on that date:

Potential Post-Employment Payments

	Mr. Straus	Mr. Brenner	Mr. Buckey	Mr. Celebrezze	Mr. Jones

Voluntary Termination with Good Reason
Compensation
Severance	$350,000	$-	$-	$-	$-
Non-equity Incentive Plan Payments	-	-	-	-	-
Time-Based Restricted Stock	93,500	-	-	-	-
Performance-Based Restricted Stock	-	-	-	-	-
Benefits and Perquisites
Health and Welfare Benefits	11,208	-	-	-	-
Total compensation	$454,708	$-	$-	$-	$-

Termination upon Disability or Death
Compensation
Severance	$350,000	$-	$-	$-	$-
Non-equity Incentive Plan Payments	-	-	-	-	-
Time-Based Restricted Stock	93,500	-	-	-	-
Performance-Based Restricted Stock	-	-	-	-	-
Benefits and Perquisites
Health and Welfare Benefits	11,208	-	-	-	-
Total compensation	$454,708	$-	$-	$-	$-

Involuntary Termination without Cause
Compensation
Severance	$350,000	$250,000	$-	$-	$210,000
Non-equity Incentive Plan Payments	-	-	-	-	-
Time-Based Restricted Stock	93,500	-	-	-	-
Performance-Based Restricted Stock	-	-	-	-	-
Benefits and Perquisites
Health and Welfare Benefits	11,208	13,596	-	-	13,596
Total compensation	$454,708	$263,596	$-	$-	$223,596

Change of Control
Compensation
Severance	$-	$-	$-	$-	$-
Non-equity Incentive Plan Payments	-	-	-	-	-
Time-Based Restricted Stock	93,500	-	121,770	6,650	-
Performance-Based Restricted Stock	-	-	171,043	-	-
Benefits and Perquisites
Health and Welfare Benefits	-	-		-	-
Total compensation	$93,500	$-	$292,813	$6,650	$-

Stock Ownership Guideline

It is the intention of the corporation that the interests of the members of the Board and executives be aligned with those of the shareholders. Therefore, in the case of each director and executive officer, stock ownership in the corporation with a value of at least $120,000 is encouraged through stock ownership guidelines adopted by the Board. Equity awards by the corporation to the directors and executives shall be included in determining compliance with the stock ownership guidelines. Vested (but not unvested) stock options should be included. Upon the request of a director or executive, the Compensation Committee may consider a waiver of the guidelines in view of personal circumstances of the director or executive.

Director Compensation

Non-employee directors receive an annual fee of $40,000, paid one-half in cash and one-half in shares of unrestricted common stock. Payments are made quarterly in arrears, pro-rated from the time that an individual first becomes a Director. In addition, in August 2007 each non-employee director received a Restricted Share Unit award having a value of $75,000. These Units were issued at the close of business on the date of the Company’s 2007 annual meeting of stockholders and pro-rated based upon the date upon which an individual first became a director. These Restricted Share Units will vest over a two-year period, at the rate of 50% a year on the anniversary date of award, contingent on the individual remaining a non-employee director on those dates. The Nominating and Governance Committee has recommended, and the Board of Directors has approved, a similar grant of Restricted Share Units for 2008. The chairman of the Audit Committee of the Board of Directors receives an annual cash payment of $10,000 and the Chairs of the Compensation Committee and Nominating and Governance Committee receive an annual cash payment of $5,000 each, payable quarterly. Finally, upon first becoming a non-employee Director, an individual receives a grant of 1,000 shares of Restricted Share Units which vests over a two-year period. In addition to the compensation to non-employee Directors listed above, Mr. E. Anthony Woods for his board service as non-executive Chairman of the Board received for 2007 an annualized fee of $225,000; $100,000 paid in cash and $125,000 paid on a quarterly basis in unrestricted shares of common stock. For 2008, this fee will be $125,000 in cash, paid quarterly.

Steven C. Straus, who was a director during 2007, did not receive any additional compensation for serving on the Board.

2007 Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (1) (2) (4)	Option Awards ($) (3) (4)	All Other Compensation ($)		Total ($)
E. Anthony Woods
Chairman of the Board	$120,000	$195,978	$19,998	$0		$335,976

William F. Bahl	$25,000	$70,982	$58,231	$0		$154,213

Thomas G. Cody	$25,000	$70,982	$58,231	$0		$154,213

John H. Gutfreund	$20,000	$70,982	$19,998	$0		$110,980

John C. Hassan	$30,000	$70,982	$19,998	$0		$120,980

David W. Whiting, M.D.	$0	$22,381	$19,788	$110,000	(5)	$152,169

1)	Mr. Woods received compensation of $100,000 in cash and $125,000 in shares during 2007 for his services as non-executive Chairman of the Board.

2)	The equity compensation expense recorded in the 2007 financial statements for stock awards made to the Directors during 2007 is shown in this column.

3)
The equity compensation expense recorded in the 2007 financial statements for stock options issued to Directors prior to January 1, 2007 that had not vested by January 1, 2007 is shown in this column. The fair value of each stock option is estimated on the date of the grant using a Black-Scholes option pricing model that uses assumptions noted in the following table. Expected volatility is based on a blend of implied and historical volatility of our common stock. We use historical data on the exercises of stock options and other factors to estimate the expected term of the share-based payments granted. The risk-free rate is based on the U.S. Treasury yield curve in effect at the date of grant. The expected life of the options is based on historical data and is not necessarily indicative of exercise patterns that may occur.

The fair value of each common stock option granted during 2005 was estimated using the following weighted- average assumptions:

2005
Dividend yield	1.0 - 1.2%
Expected volatility	77 - 93%
Risk-free interest rate	3.28 - 4.33%
Expected lives (in years)	2 - 5

4)	The grant date of fair value as measured by FAS 123(R) for awards made to directors in 2007 are as follows:

	3/2/2007	3/30/2007	6/29/2007	8/21/2007	9/28/2007	12/31/2007
E. Anthony Woods	$-	$36,247	$36,248	$75,005	$36,238	$36,246
William F. Bahl	-	4,984	5,010	75,005	4,996	4,993
Thomas G. Cody	-	4,984	5,010	75,005	4,996	4,993
John H. Gutfreund	-	4,984	5,010	75,005	4,996	4,993
John C. Hassan	-	4,984	5,010	75,005	4,996	4,993
David W. Whiting, M.D.	20,995	10,009	10,009	-	-	-

The aggregate number of stock awards and stock options outstanding at December 31, 2007 was:

	Stock Awards	Options	Total
E. Anthony Woods	2,857	33,713	36,570
William F. Bahl	2,857	28,857	31,714
Thomas G. Cody	2,857	28,857	31,714
John H. Gutfreund	2,857	2,344	5,201
John C. Hassan	2,857	9,376	12,233

(5)
Dr. Whiting was paid by Columbus Eye Associates, P.C., an Ohio Professional Corporation, for professional services rendered. Dr. Whiting resigned from the Board effective August 20, 2007 and resigned from the Company effective November 30, 2007.

SECURITY OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes set forth certain information with respect to the beneficial ownership of our common stock, the Company’s only voting security, as of February 28, 2008, by (1) each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock, (2) each of our directors and named executive officers, and (3) all continuing directors and executive officers as a group.

SEC rules provide that shares of common stock which an individual or group has a right to acquire within 60 days of February 29 are deemed to be outstanding for purposes of computing the percentage ownership of that individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown on the table.

Name and Address of Beneficial Owner	Amount and Nature of Ownership (1)		Percent of Class
Lord Abbett & Co., LLC	2,415,961	(2)	13.1%
90 Hudson Street, 11th Floor
Jersey City, NJ 07302

Royce & Associates, LLC	1,989,366	(3)	10.8%
1414 Avenue of the Americas
New York, NY 10019

Tremblant Capital Group	1,523,722	(4)	8.2%
767 Fifth Avenue
New York, NY 10153

HWP Capital Partners II L.P.	1,303,882	(5)	7.1%
300 Cresent Court, Suite 1700
Dallas, TX 75201

Barclays Global Investors, NA	1,076,668	(6)	5.8%
Barclays Global Fund Advisors
Barclays Global Investors, LTD
45 Fremont Street, 17th Floor
San Francisco, CA 94105

Michael A. Roth and Brian J. Stark	1,043,592	(7)	5.6%
3600 South Lake Drive
St. Francis, WI 53235

Morgan Stanley	984,500	(8)	5.3%
1585 Broadway
New York, NY 10036

E. Anthony Woods, Chairman of the Board	66,014	(9)	*

Steven C. Straus, Chief Executive Officer, Director	7,500		*

William H. Bahl, Director	37,661	(10)	*

Thomas G. Cody , Director	30,661	(11)	*

John H. Gutfreund, Director	5,848	(12)	*

John C. Hassan, Director	18,649	(13)	*

James H. Brenner. Chief Marketing Officer	-		*

Alan H. Buckey, Executive Vice President, Finance and	164,414	(14)	*
Chief Financial Officer

Michael J. Celebrezze, Senior Vice President, Finance and Treasurer	2,617		*

Stephen M. Jones, Senior Vice President of Human Resources	-		*

All directors and executive officers as a group (10 persons)	333,364	(15)	1.8%

* Less than 1%

(1)
Except as otherwise noted, the persons named in the table have sole voting and dispositive powers with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2)
This information is based on a Schedule 13G/A filed with the SEC on February 14, 2008 in which Lord Abbett & Co. LLC reported having sole voting power over 2,046,763 shares and sole dispositive power over 2,415,961 shares.

(3)	This information is based on a Schedule 13G filed with the SEC on March 6, 2008.
(4)	This information is based on a Schedule 13G filed with the SEC on February 14, 2008.
(5)	This information is based on a Schedule 13G/A filed with the SEC on December 22, 2006.
(6)
This information is based on a schedule 13G filed with the SEC on February 5, 2008, in which Barclays Global Investors, N.A. reported having sole voting power over 445,226 shares and sole dispositive power over 506,889 shares, Barclays Global Fund Advisors reported having sole voting power over 391,131 shares and sole dispositive powers over 550,205 shares and Barclays Global Investors, Ltd reported having sole dispositive power over 19,574 shares. According to the filing, the reported shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(7)	This information is based on a Schedule 13G filed with the SEC on February 14, 2008.
(8)	This information is based on a Schedule 13G filed with the SEC on February 14, 2008.
(9)	Includes for Mr. Woods 33,713 shares issuable upon the exercise of certain unexercised stock options.
(10)	Includes for Mr. Bahl 28,857 shares issuable upon the exercise of certain unexercised stock options.
(11)	Includes for Mr. Cody 28,857 shares issuable upon the exercise of certain unexercised stock options.
(12)	Includes for Mr. Gutfreund 2,344 shares issuable upon the exercise of certain unexercised stock options.
(13)	Includes for Mr. Hassan 9,376 shares issuable upon the exercise of certain unexercised stock options. Of the shares owned by Mr. Hassan, 9,023 are held in a margin account.
(14)	Includes for Mr. Buckey 76,651 shares issuable upon the exercise of certain unexercised stock options.
(15)	Includes 179,798 shares issuable upon the exercise of certain unexercised stock options held by such persons.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors desires to obtain from the stockholders an indication of their approval or disapproval of the Board's action in appointing Ernst & Young LLP, independent registered public accountants to audit the Company’s financial statements for the year 2008. Ernst & Young has served as independent auditors of the Company since 2001.

In the event the resolution is defeated, the adverse vote will be considered a direction to the Board of Directors to select other auditors for the following year. However, because of the difficulty and expense of making any substitution of auditors so long after the beginning of the current year, it is contemplated that the appointment for the year 2008 will be permitted to stand unless the Board finds other good reasons for making a change. Representatives of Ernst & Young will be in attendance at the meeting, with the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Information on fees billed by Ernst & Young for services during 2007 and 2006 is provided below.

Audit Fees. Audit fees totaled $431,965 and $485,154 in 2007 and 2006, respectively.  Audit fees include fees associated with the annual audit of the Company's consolidated financial statements and the effectiveness of the Company's internal control over financial reporting (and, in 2006, on the effectiveness of management's assessment of the Company's internal control over financial reporting).  Audit fees also include fees associated with reviews of the Company's quarterly reports on Forms 10-Q, the statutory audit requirement with respect to the Company's captive insurance company, and reviews of registration statements.  The audit fees for 2006 have been increased by $37,610 to include fees paid in fiscal 2007 related to the Company's amended 2006 Annual Report filed on Form 10-K/A.

Audit Related Fees. The Company did not pay Ernst & Young any amounts in 2007 or 2006 for assurance or related services that are (1) reasonably related to the performance of the audit or review of the Company’s financial statements and (2) not reported under “Audit Fees” above.

Tax Fees. The Company did not use Ernst & Young for any tax compliance, tax advice or tax planning services in 2007 or 2006.

All Other Fees. Ernst & Young did not provide any products or perform any services for the Company in 2007 or 2006 other than the audit services described above.

The Company's Audit Committee approved the services provided and the fees charged by Ernst & Young.

Required Vote

The affirmative vote of the holders of a majority of the shares of Common Stock of the Company represented, in person or by proxy, and entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young.

The Board of Directors of the Company recommends a vote FOR ratification of the appointment of Ernst & Young LLP.

CERTAIN TRANSACTIONS

Related persons include the Company’s executive officers, directors, director nominees, 5% or more beneficial owners of the Company’s common stock and immediate family members of these persons. The Audit Committee is responsible for reviewing and approving or ratifying related person transactions that would require approval under the proxy rules or which would affect independence under the Company’s principles of corporate governance. If an Audit Committee member or his or her family member is involved in a related person transaction, the member will not participate in the approval or ratification of the transaction. In instances where it is not practicable or desirable to wait until the next meeting of the Audit Committee for review of a related person transaction, the Chair of the Audit Committee (or, if the Chair or his or her family member is involved in the related person transaction, any other member of the Audit Committee) has delegated authority to act between Audit Committee meetings for these purposes. A report of any action taken pursuant to delegated authority must be made at the next Audit Committee meeting.

For the Audit Committee to approve a related person transaction, it must be satisfied that it has been fully informed of the interests, relationships and actual or potential conflicts present in the transaction and must believe that the transaction is fair to the Company. The Audit Committee also must believe, if necessary, that the Company has developed a plan to manage any actual or potential conflicts of interest. The Audit Committee may ratify a related person transaction that did not receive pre-approval if it determines that there is a compelling business or legal reason for the Company to continue with the transaction, the transaction is fair to the Company and the failure to comply with the policy’s pre-approval requirements was not due to fraud or deceit.

During 2007, there were no transactions or series of transactions involving the Company and any of its executive officers, directors, holders of more than 5% of LCA-Vision Common Stock or any immediate family member of any of the foregoing persons that are required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Any situation that might be construed as disqualifying a director as “independent” will be brought to the attention of the Nominating and Governance Committee which will make a recommendation to the Board regarding the director’s continued service on Board Committees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the Company’s equity securities, to file reports of security ownership and changes in that ownership with the SEC. Officers, directors and greater than ten-percent beneficial owners also are required to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of copies of these forms, the Company believes that all Section 16(a) filing requirements were complied with on a timely basis during and for 2007, except for the following filings, which were made after their due dates: Form 4s for Messrs. Bahl, Cody, Gutfreund, Hassan, Woods and Dr. Whiting for awards made 12/29/06, which were filed 1/04/07. A Form 4 for Dr. Whiting reflecting a transaction on 03/02/07, which was filed 3/09/07. Form 4s for Messrs. Bahl, Cody, Gutfreund, Hassan and Woods, for awards made 8/21/07, which were filed 9/21/07. Form 4s for Messrs. Bahl, Cody, Gutfreund, Hassan, and Woods for awards made 9/30/07, which were filed 10/03/07.

STOCKHOLDER COMMUNICATIONS

The Board of Directors has established a process for stockholders to communicate with members of the Board. A stockholder should direct his or her communication in writing to the attention of the Company’s Assistant General Counsel at the address shown on the cover of this Proxy Statement. The Assistant General Counsel will forward the communication to the members of the Board of Directors unless he determines that the communication is frivolous or has not been made by the stockholder in good faith.

2009 ANNUAL MEETING OF STOCKHOLDERS

In order for any stockholder proposal to be eligible for inclusion in our Proxy Statement and on our proxy card for the 2009 Annual Meeting of Stockholders, it must be received by the Company’s Secretary at the address shown on the cover of this Proxy Statement prior to the close of business on December 12, 2008. Any proposal received after such date will be considered untimely. Any stockholder who intends to propose any other matter to be acted upon at the 2009 Annual Meeting (but not include such proposal in the Company's Proxy Statement) must inform the Company no later than March 16, 2009. If notice is not provided by that date, the persons named in the Company's proxy for the 2009 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2009 Annual Meeting.

HOUSEHOLDING PROXY MATERIALS

The Company has adopted a procedure approved by the SEC called “householding” that will reduce our printing costs and postage fees. Under this procedure, multiple stockholders residing at the same address will receive a single copy of the Annual Report on Form 10-K, Proxy Statement or notice, as applicable, unless the stockholders notify the Company that they wish to receive individual copies.  Stockholders may revoke their consent to householding at any time by contacting the Company, either by calling the Company at (513) 792-5629 or by writing to the Company’s Secretary at the address set forth on the front page of this Proxy Statement. The Company will remove you from the householding program within 30 days of receipt of your notice, after which you will receive an individual copy of the Annual Report on Form 10-K, Proxy Statement or notice, as applicable.

OTHER MATTERS

We do not know of any other business to be presented at the Annual Meeting and do not intend to bring other matters before the meeting. However, if other matters properly come before the meeting, we intend that the persons named in the accompanying proxy will vote on those matters according to their best judgment in the interests of LCA-Vision.

Portions of the Company’s annual report on Form 10-K are incorporated by reference in this Proxy Statement. A copy of the Company’s annual report on Form 10-K accompanies this Proxy Statement. You may obtain without charge the exhibits to the Form 10-K by writing to the Secretary of the Company at the Company’s address shown on the cover page of this Proxy Statement or calling 513-792-5629. The exhibits also are available on the website of the Securities and Exchange Commission at www.sec.gov and, with the Form 10-K, on the Company’s websites at www.lasikplus.com and www.lca-vision.com.

By Order of the Board of Directors
Steven C. Straus
Chief Executive Officer

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 11, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by LCA-Vision Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 11, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to LCA-Vision Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	LCAVS1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LCA-VISION INC. The Board of Directors recommends a FOR vote on each proposal. Vote on Directors					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	ELECTION OF DIRECTORS				☐	☐	☐
Nominees:
	01)	WILLIAM F. BAHL	04)	STEVEN C. STRAUS
	02)	JOHN H. GUTFREUND	05)	E. ANTHONY WOODS
	03)	JOHN C. HASSAN

Vote on Proposal										For	Against	Abstain

2.	The ratification of Ernst & Young LLP as auditors of the Company for the fiscal year ending December 31, 2008.									☐	☐	☐

3.	Transaction of such other business as may properly come before the meeting or any adjournment thereof.

ALL FORMER PROXIES ARE HEREBY REVOKED.

(Please sign exactly as your name appears hereon. All joint owners should sign. When signing in a fiduciary capacity or as a corporate officer, please give full title as such.)

Signature [PLEASE SIGN WITHIN BOX]				Date				Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

PROXY
LCA-VISION INC.

7840 Montgomery Road
Cincinnati, OH 45236

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Steven C. Straus and Alan H. Buckey, and each of them with full power of substitution, as proxies to vote as designated on the reverse side, for and in the name of the undersigned, all shares of stock of LCA-Vision Inc. which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of said Company scheduled to be held May 12, 2008 at 10:00 a.m. ET at The Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202 or at any adjournment or recess thereof. A properly signed proxy that gives no direction will be voted in accordance with the recommendation of the Board of Directors or, if there is none, in accordance with their best judgment.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of Directors.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on 05/12/08.
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.
The following materials are available online for viewing and printing:
•	2008 LCA-VISION INC. Proxy Statement/Notice of Annual Meeting of Stockholders
•	2007 LCA-VISION INC. Letter to Stockholders and Annual Report on Form 10-K
•	2008 LCA-VISION INC. Form of Proxy (Proxy Card)
To view this material, have the 12-digit Control #(s) available and visit: www.proxyvote.com

If you want to receive a paper or e-mail copy of the above listed documents you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below on or before 04/22/08.

To request material:	Internet: www.proxyvote.com	Telephone: 1-800-579-1639	**Email: sendmaterial@proxyvote.com

**If requesting material by e-mail please send a blank e-mail with the 12-digit Control# (located on the following page) in the subject line. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.

LCA-VISION INC.
Vote In Person

Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares.

Vote By Internet

To vote now by Internet, go to WWW.PROXYVOTE.COM.
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your notice in hand when you access the web site and follow the instructions

Meeting Type:	Annual	Meeting Location:	The Queen City Club
Meeting Date:	05/12/08		331 East Fourth Street
Meeting Time:	10:00 A.M. ET		Cincinnati, OH 45202
For holders as of:	03/17/08

For directions to the LCA-Vision Annual Meeting for Stockholders, please contact LCA-Vision Investor Relations by telephone at 513-792-5629 or by email at Invest@lca.com

Voting items
The Board of Directors recommends a FOR vote on each proposal.

1.	ELECTION OF DIRECTORS
	Nominees:
	01)	WILLIAM F. BAHL	04)	STEVEN C. STRAUS
	02)	JOHN H. GUTFREUND	05)	E. ANTHONY WOODS
	03)	JOHN C. HASSAN

2.	The ratification of Ernst & Young LLP as auditors of the Company for the fiscal year ending December 31, 2008.

3.	Transaction of such other business as may properly come before the meeting or any adjournment thereof.